Exhibit 99.1

PRESS RELEASE

By:	Expeditors International of Washington, Inc.
Sterling Plaza 2, 3rd Floor
3545 Factoria Blvd. SE
Bellevue, Washington 98006

CONTACTS:

	Daniel R. Wall	David A. Hackett	Geoffrey Buscher
	President and Chief Executive Officer	Senior Vice President and Chief Financial Officer	Director - Investor Relations
	(206) 674-3455	(206) 674-3400	(206) 892-4510

FOR IMMEDIATE RELEASE

EXPEDITORS ANNOUNCES NEW SHARE REPURCHASE PROGRAM

BELLEVUE, WASHINGTON – February 24, 2026, Expeditors International of Washington, Inc. (NYSE: EXPD) today announced that on February 23, 2026, its Board of Directors authorized a new share repurchase program that permits the repurchase of up to $3 billion of the Company's common stock. The repurchase authorization will be effective upon expiration of the current authorization allowing the Company to repurchase outstanding shares down to 130 million, which the Board approved on February 19, 2024.

“The first priority of our capital deployment strategy is to invest in organic growth initiatives,” said David A. Hackett, Senior Vice President and Chief Financial Officer. “Given our capital-efficient business model and significant operating cash flows, we expect substantial excess cash after making such investments. We plan to return this excess cash to shareholders in the form of dividends and share repurchases. Our position as a ‘dividend aristocrat,’ coupled with this share repurchase authorization, demonstrates our ability to return substantial cash to our owners.”

About Expeditors International of Washington, Inc.

Expeditors is a global logistics company headquartered in Bellevue, Washington. The Company employs trained professionals in 172 district offices and numerous branch locations located on six continents linked into a seamless worldwide network through an integrated information management system. Services include the consolidation or forwarding of air and ocean freight, customs brokerage, vendor consolidation, cargo insurance, time-definite transportation, order management, warehousing and distribution and customized logistics solutions.

Disclaimer on Forward-Looking Statements:

Certain statements contained in this news release are “forward-looking statements,” based on management’s views with respect to future events and underlying assumptions that involve risks and uncertainties. These forward-looking statements include statements regarding our capital deployment strategy, significant operating cash flows, and our ability to return excess cash to shareholders in the form of dividends and share repurchases. These and other factors are discussed in the Company’s regulatory filings with the Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and the Company’s most recent Form 10-Q. The forward-looking statements contained in this news release speak only as of this date and the Company does not assume any obligation to update them except as required by law.